Exhibit 10.24

TERMS AND CONDITIONS OF THE WARRANTS (THE« WARRANTS »)

ABSTRACT OF THE MINUTES OF THE BOARD MEETING HELD ON [•]

TRANSLATION FOR INFORMATION PURPOSES ONLY

Issuance of warrants to the benefit of directors and consultants

After deliberation, the board, unanimously:

using the delegation granted to it pursuant to the [•] resolution of the combined ordinary and extraordinary general meeting held on [•],

decided the issuance of a total number of [•] Warrants, the terms of which are defined below, each giving the right to subscribe an ordinary share of a nominal value of EUR [•] for an exercise price of EUR [•], decided that the subscription of the Warrants is reserved to the non-employee directors of the Company and consultants listed in the Annex [•], and in the proportions set in said Annex [•],

decided that the Warrants are each issued at a price of EUR [•],

decided that the Warrants, shall be fully paid up, at the time of their subscription, in cash or by way of offset against receivables held on the Company,

decided that the subscription will be received as from the end of this board meeting and until [•] included and that the subscription period will be closed by anticipation as soon as all Warrants will have been subscribed by the above mentioned subscribers, specified that each issue of Warrants is independent, so that the possible non-subscription of the Warrants by one of the aforementioned beneficiaries will not jeopardize the issue carried out to the benefit of another beneficiary, decided that the exercisable Warrants are freely transferrable, they are issued in the nominative form and will be registered in the Company’s accounts,

reminded that the shares subscribed pursuant to the exercise of the Warrants, will have to be fully paid up, at the time of this subscription, in cash or by way of offset against receivables held on the Company, reminded that the new shares issued to the benefit of the beneficiary pursuant to the exercise of the Warrants will be submitted to all provisions of the by-laws and will have the same rights as from the first day of the fiscal year during which they have been issued, decided that the Warrants so allocated, subject that they have been duly subscribed by the concerned beneficiary, could be exercised up to one third of the Warrants at the expiration of each year following their issuance, subject to

(i) regarding the directors, the continued presence of the beneficiary within the Company’s board of directors during the considered year and, at the latest, within ten (10) year as from their issuance, i.e. at the latest on [•], it being specified that (i) the Warrants that would not be exercisable at the date on which the considered director would cease its function, as well as the Warrants exercisable but which have not been already exercised at the expiration of the above period of 10 years would lapse automatically, and (ii) the number of Warrants that can be exercised pursuant to the above vesting will also be rounded to the lowest full number.

(ii) regarding the consultants, that the consultancy agreement concluded with a company of the Cellectis group have been in force during the considered year, and at the latest within ten (10) year as from their issuance, i.e. at the latest on [•], it being specified that (i) the Warrants that will not be exercisable at the date on which the concerned beneficiary would cease to hold any function of consultant for the Cellectis Group, and the Warrants which will not be exercised at the expiration of the above period of 10 years, would lapse automatically, and (ii) the number of Warrants that can be exercised pursuant to the above vesting will also be rounded to the lowest full number.

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